Exhibit 5.1

[LETTERHEAD OF BAKER & MCKENZIE LLP]

April 19, 2021

GT Biopharma, Inc.
9350 Wilshire Blvd. Suite 203
Beverly Hills, CA 90212

RE:
Registration Statement on Form S-1 for GT Biopharma, Inc.

Ladies and Gentlemen:

We are acting as special securities counsel to GT Biopharma, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 to be filed under the U.S. Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”) on or about April 15, 2021 (such registration statement, the “Registration Statement”) relating to the offering of up to 130,246 shares of common stock (the “ Common Stock”) by the selling shareholders named therein (the “Selling Shareholders”), of which 71,422 shares are issuable upon exercise of certain outstanding warrants held by the Selling Shareholders.

In connection therewith, we have examined originals or copies certified or otherwise identified to our satisfaction of the restated certificate of incorporation of the Company, as amended, the restated bylaws of the Company, as amended, the corporate proceedings with respect to the filing of the Registration Statement, the form of warrants filed as an exhibit to the Registration Statement and such other corporate records, agreements, documents and instruments and certificates or comparable documents of public officials and officers and representatives of the Company as we have deemed necessary or appropriate for the expression of the opinions contained herein.

In rendering the opinions contained herein, we have assumed the genuineness of all signatures on all documents examined by us, the legal capacity of all natural persons signing such documents, the due authority of all parties signing such documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.
The shares of Common Stock that are currently outstanding and are to be offered and sold from time to time by the Selling Stockholders have been duly and validly authorized and are validly issued, fully paid and non-assessable.

2.
The shares of Common Stock that may be issued and are to be offered and sold from time to time upon the exercise of warrants by the Selling Stockholders have been duly and validly authorized and, assuming no change in the applicable law or facts, will be validly issued, fully paid and non-assessable when exercised in accordance with the terms of such warrants.

We express no opinion to the extent that, notwithstanding its current reservation of shares of common stock for future issuance, future issuances of securities of the Company and/or adjustments to outstanding securities of the Company cause such warrants to be convertible into more shares of the common stock than the number that then remain authorized but unissued.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We do not purport to cover herein the application of the securities or “Blue Sky” laws of the various states.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Baker & McKenzie LLP
BAKER & McKENZIE LLP